Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
November 2, 2023	TRADED: Nasdaq

LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, November 2 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal first quarter ended September 30, 2023.
Summary
•Consolidated net sales increased 8.5% to a first quarter record $461.6 million. Retail segment net sales improved 8.5% to $242.2 million while Foodservice segment net sales advanced 8.4% to $219.4 million. Note that last year’s first quarter sales were unfavorably impacted by an estimated $25 million in net sales that had shifted into the quarter ended June 30, 2022 due to advance customer orders ahead of our July 1, 2022 ERP go-live date.
•Consolidated gross profit increased 9.8% to $108.7 million.
•Consolidated operating income increased 15.2% to $56.8 million.
•Net income was $1.59 per diluted share versus $1.36 per diluted share last year.
CEO David A. Ciesinski commented, “We were very pleased to complete the quarter with record sales and higher profits. Retail segment net sales growth of 8.5% was led by the continued strong performance of our successful program for licensed dressings and sauces and another solid quarter for our New York BRAND® Bakery frozen garlic bread products. Foodservice segment net sales growth of 8.4% reflects increased demand from many of our national chain restaurant accounts in addition to sales gains for our branded Foodservice products. As a reminder, last year’s first quarter sales were unfavorably impacted by an estimated $25 million in net sales that had shifted into the quarter ended June 30, 2022 in advance of our ERP go-live.”
“Our reported gross profit margin reflects a sequential improvement of 310 basis points from our fiscal fourth quarter as we moved past some initial transitory costs associated with our long-term strategic investments in increased production capacity at our dressing and sauce facility in Horse Cave, Kentucky and our new ERP network.”
“Looking ahead to our fiscal second quarter, we anticipate Retail sales will continue to benefit from our expanding licensing program, including incremental growth from the new products, flavors and sizes we introduced in fiscal 2023. In the Foodservice segment, we anticipate continued volume growth from select customers in our mix of national chain restaurant accounts. Regarding inflation, while our input costs remain high, in total we do not anticipate a significant impact from inflationary costs in the upcoming quarter versus the prior-year period.”
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First Quarter Results
Consolidated net sales increased 8.5%, or $36.0 million, to a first quarter record $461.6 million. Retail segment net sales advanced 8.5%, or $19.0 million, to $242.2 million while Foodservice segment net sales increased 8.4%, or $17.1 million, to $219.4 million. In the prior year, first quarter net sales were unfavorably impacted by an estimated $25 million in net sales that had shifted into the quarter ended June 30, 2022 due to advance customer orders ahead of our ERP go-live. Of this $25 million in net sales, approximately $11 million were Retail and the remaining $14 million were Foodservice. In this year’s first quarter, Retail segment sales volumes, measured in pounds shipped, increased 7.1% while Foodservice segment sales volumes increased 8.6%. Excluding the impact of last year’s shift in sales due to our ERP go-live, both the Retail and Foodservice segment sales volumes increased 1.4%.
Consolidated gross profit grew 9.8%, or $9.7 million, to $108.7 million. The increase in gross profit was driven by the higher sales volumes, some continued favorability in pricing net of commodity costs, and our cost savings programs. In aggregate, the input costs for our commodity basket were generally consistent with last year’s level. In last year’s first quarter, gross profit was unfavorably impacted by an estimated $5 million due to the aforementioned shift of net sales into the quarter ended June 30, 2022 ahead of our ERP go-live.
SG&A expenses increased $2.2 million to $51.9 million in support of the continued growth of our business, including a more normalized level of expenditures for consumer promotions, increased investments in personnel and higher brokerage costs attributed to the sales growth. These increased costs were partially offset by reduced expenditures for Project Ascent, our ERP initiative, which totaled $3.8 million in the current-year quarter versus $9.2 million last year.
Consolidated operating income grew $7.5 million, or 15.2%, to $56.8 million driven by the increase in gross profit partially offset by the higher SG&A expenses.
Net income improved $6.4 million to $44.0 million, or $1.59 per diluted share, versus $37.6 million, or $1.36 per diluted share, last year. Expenditures for Project Ascent reduced net income by $3.0 million, or $0.11 per diluted share, in the current-year quarter compared to $7.1 million, or $0.26 per diluted share, in the prior-year quarter.
Conference Call on the Web
The company’s first quarter conference call is scheduled for this morning, November 2, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.

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Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•efficiencies in plant operations and our overall supply chain network;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•price and product competition;
•the impact of customer store brands on our branded retail volumes;
•adequate supply of labor for our manufacturing facilities;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•inflationary pressures resulting in higher input costs;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•stability of labor relations;
•dependence on key personnel and changes in key personnel;
•cyber-security incidents, information technology disruptions, and data breaches;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•geopolitical events, such as Russia’s invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the potential for loss of larger programs or key customer relationships;
•failure to maintain or renew license agreements;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which business acquisitions are completed and acceptably integrated;
•the ability to successfully grow acquired businesses;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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PAGE 5 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended September 30,
	2023	2022
Net sales	$461,572	$425,537
Cost of sales	352,850	326,482
Gross profit	108,722	99,055
Selling, general & administrative expenses	51,947	49,757
Operating income	56,775	49,298
Other, net	857	(270)
Income before income taxes	57,632	49,028
Taxes based on income	13,681	11,436
Net income	$43,951	$37,592

Net income per common share: (a)
Basic	$1.60	$1.37
Diluted	$1.59	$1.36

Cash dividends per common share	$0.85	$0.80

Weighted average common shares outstanding:
Basic	27,449	27,450
Diluted	27,473	27,458

(a)        Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2023	2022
NET SALES
Retail	$242,184	$223,216
Foodservice	219,388	202,321
Total Net Sales	$461,572	$425,537

OPERATING INCOME
Retail	$53,124	$42,900
Foodservice	26,633	31,929
Corporate Expenses	(22,982)	(25,531)
Total Operating Income	$56,775	$49,298

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30, 2023	June 30, 2023
ASSETS
Current assets:
Cash and equivalents	$73,746	$88,473
Receivables	120,076	114,967
Inventories	177,808	158,265
Other current assets	14,628	12,758
Total current assets	386,258	374,463
Net property, plant and equipment	489,095	482,206
Other assets	254,949	256,325
Total assets	$1,130,302	$1,112,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$120,337	$111,758
Accrued liabilities	46,871	56,994
Total current liabilities	167,208	168,752
Noncurrent liabilities and deferred income taxes	84,326	81,975
Shareholders’ equity	878,768	862,267
Total liabilities and shareholders’ equity	$1,130,302	$1,112,994
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